Exhibit 99.1

McGrath RentCorp to Acquire Adler Tank Rentals

Company Adds New Rental Business Segment

LIVERMORE, Calif.--(BUSINESS WIRE)--December 1, 2008--McGrath RentCorp (NASDAQ:MGRC), a leading rental provider of modular buildings for classroom and office space, and electronic test equipment, today announced that it has agreed to acquire privately held Adler Tank Rentals for approximately $90 million. The purchase price will consist of approximately $89 million in cash and 40,000 shares of McGrath RentCorp common stock, and is expected to close before the end of 2008.

Adler Tank Rentals is a Newark, New Jersey based rental provider of liquid containment solutions for storage of hazardous and non-hazardous liquids. Founded in 1998, Adler is the fifth largest North American provider of such rental products, operating from branches that serve the Northeast, Mid-Atlantic, Midwest and Texas. Adler rents temporary storage tanks used in energy, environmental, industrial and construction applications.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding the transaction:

“With this strategic acquisition, we immediately add a significant new rental business segment to the increasingly diversified McGrath RentCorp portfolio of business to business rental products. Adler Tank Rentals has an attractive combination of long lived assets, a young rental fleet, innovative product and a commitment to exceptional customer service that fits well with our rental business focus. We believe that we can build on the success already achieved by the Adler team by leveraging our systems and support functions and by providing capital for long term growth.

We believe Adler Tank Rentals is a unique operator in a growing specialty rental services market with compelling return on capital. We are very fortunate that Steve Adler, the founder, has agreed to lead the enterprise going forward. Steve has built a great business with a talented and highly dedicated team. He is fully committed to taking Adler Tank Rentals to the next level. We couldn’t be more delighted to have Steve and his team join our McGrath RentCorp family of rental businesses.”

The Company intends to finance the transaction from its $350 million revolving line of credit. Upon completion of the acquisition, the Company is expected to have capacity to borrow an additional $80 million under its lines of credit. After closing the transaction, and including the Adjusted EBITDA contribution from the acquired business, the Company currently expects its ratio of funded debt to the trailing twelve months’ Adjusted EBITDA to be approximately 2.0. Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. McGrath RentCorp currently expects the transaction to be accretive to earnings in 2009. The transaction is subject to customary closing conditions, including receipt of regulatory approval and consents from third parties.

Oppenheimer & Co., Inc. is an advisor to Adler Tank Rentals on the transaction.

Conference Call Note

McGrath RentCorp will host a conference call at 5:00 pm Eastern Time (2:00 pm Pacific Time) on December 2, 2008 to discuss its acquisition of Adler Tank Rentals. To participate in the teleconference, dial 1-800-257-6566 (in the U.S.), or 1-303-262-2130 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11123058.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina and Georgia. In 2008, under the Mobile Modular Portable Storage trade name, the Company entered the portable storage rental business in Northern California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas.

For more information on McGrath RentCorp, visit www.mgrc.com

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) the conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (3) the business of the Company may suffer as a result of the announcement of and uncertainty surrounding the transaction; (4) the Company may not be able to achieve the value creation and return on capital contemplated by the proposed transaction; (5) the Company may not be able to promptly and effectively integrate the Adler Tank Rentals business; and (6) the Company and Adler Tank Rentals may be adversely affected by other economic, business, and/or competitive factors, including lack of financing, deflation, inflation and economic contraction. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company's Form 10-Q for the quarter ended September 30, 2008, in Part I, Item 2 thereof ("Management's Discussion and Analysis of Financial Condition and Results of Operations") and in Part II, Item 1A thereof ("Risk Factors"). There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer